Exhibit 5.1

Writer’s email: kps@fdlawlv.com

March 29, 2024

Board of Directors

Lakeside Holding Limited

1475 Thorndale Ave, Suite A,

Itasca, IL 60143

Re:	Lakeside Holding Limited

Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as Nevada counsel for Lakeside Holding Limited, a Nevada corporation (the “Company”), in connection with the proposed registration of up to (i) up to 1,250,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), (ii) an over-allotment by the underwriters to purchase up to an aggregate of 187,500 additional Shares of Common Stock, when exercised in full, and (iii) up to 71,875 Shares of Common Stock issuable to the underwriters upon exercise of warrants to be issued to the underwriters. The Shares are included in a registration statement on Form S-1 under the Securities Act of 1933, as amended (the “Act”), initially submitted with the Securities and Exchange Commission (the “Commission”) on October 31, 2023 (as amended, the “Registration Statement”). The term “Shares” shall include any additional shares of common stock registered by the Company pursuant to Rule 462(b) under the Act in connection with the offering contemplated by the Registration Statement. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus (the “Prospectus”), other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the laws of the State of Nevada and we express no opinion with respect to any other laws.

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that:

1.	The Company is a corporation validly existing and in good standing under the laws of the state of Nevada.

3275 South Jones Blvd., Suite 105 | Las Vegas, Nevada 89146 | Phone: (702) 307-9500 | Fax: (702) 382-9452

March 29, 2024

2.

The Shares have been duly authorized and, when issued and sold in accordance with, and in the manner described in the Registration Statement, such Shares will be validly issued, fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” We further consent to the incorporation by reference of this letter and consent into any registration statement filed pursuant to Rule 462(b) with respect to the Shares. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ FLANGAS LAW GROUP

FLANGAS LAW GROUP